UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hanower, L. David
   Burlington Resources
   5051 Westheimer, Suite 1400
   Houston, TX  77056
   USA
2. Issuer Name and Ticker or Trading Symbol
   Burlington Resources Inc.
   BR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   11/04/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Sr. Vice President, Law & Administration
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |11/04/|M   | |4,600             |A  |$38.00     |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/04/|S   | |1,000             |D  |$42.08     |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/04/|S   | |300               |D  |$42.03     |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/04/|S   | |3,300             |D  |$42.02     |24,651             |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |937 (1)            |I     |401(k) Plan                |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option (Right to|$38.00  |11/04|M   | |2,600      |D  |12/09|12/08|Common Stock|2,600  |       |            |D  |            |
 Buy)                 |        |/02  |    | |           |   |/93  |/02  |            |       |       |            |   |            |
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Stock Option (Right to|$38.00  |11/04|M   | |2,000      |D  |12/09|12/09|Common Stock|2,000  |       |0           |D  |            |
 Buy)                 |        |/02  |    | |           |   |/93  |/02  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) This number indicates a decrease of 24 shares in the BR Inc. Retirement Savings Plan (401(k) Plan) between January 31, 2002 and October 31,
2002.  The Plan uses unit accounting to track fund
balances.
SIGNATURE OF REPORTING PERSON
/s/ L. David Hanower
DATE
11/05/2002